                                                                   EXHIBIT 10.19

                             SHAREHOLDERS AGREEMENT

This Shareholders Agreement ("Agreement") is made and entered into as of the 29th day of July 2002, by and among:

AMKOR TECHNOLOGY, INC., a Delaware corporation with a place of business at 1345 Enterprise Drive, West Chester, Pennsylvania 19380 U.S.A ("ATI");

DONGBU CORPORATION, a Korean corporation with its registered office located at Dongbu Financial Center, 891-10 Daechi-dong, Kangnam-ku, Seoul, Korea ("Dongbu Corporation");

DONGBU FIRE INSURANCE CO., LTD., a Korean corporation with its registered office located at Dongbu Financial Center, 891-10 Daechi-dong, Kangnam-ku, Seoul, Korea ("Dongbu Fire"); and

DONGBU LIFE INSURANCE CO., LTD., a Korean corporation with its registered office located at Dongbu Financial Center, 891-10 Daechi-dong, Kangnam-ku, Seoul, Korea ("Dongbu Life").

Dongbu Corporation, Dongbu Fire and Dongbu Life shall hereinafter be collectively referred to as "Dongbu". ATI, and Dongbu shall hereinafter be referred to individually as a "Shareholder" or a "Party" and collectively as the "Shareholders" or the "Parties".

                                    RECITAL:

A. ATI currently owns 47,707,039 commons shares (having par value of KRW5,000 each) of Anam Semiconductor, Inc., a Korean corporation with its registered office located at 154-17, Samsung-Dong, Gangnam-Ku, Seoul, Korea (the "Company").

B. Pursuant to the Share Sale and Purchase Agreement, dated July 10, 2002, by and between the ATI and Dongbu Corporation (the "Share Sale and Purchase Agreement"), ATI has agreed to sell and Dongbu Corporation has agreed to purchase an aggregate of 20,000,000 common shares in the Company (the "Share Sale and Purchase").

C. The Company has agreed to issue and Dongbu Fire and Dongbu Life have agreed to subscribe an aggregate of 12,000,000 common shares in the Company (the "Share Subscription").

D. The Parties wish to memorialize herein their agreements with respect to the Shareholders' joint ownership and management of the Company after the consummation of the Share Sale and Purchase and the Share Subscription.

Now, it is hereby agreed as follows:


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ARTICLE 1. DEFINITIONS & INTERPRETATION

1.1 The terms defined in this Article shall have the meanings ascribed to them herein whenever they are used in this Agreement, unless otherwise clearly indicated by the context.

      "AOI" means the articles of incorporation of the Company.

      "BOD" means the board of directors of the Company.

      "Business Day" means a day other than Saturday, Sunday or a day on which banking institutions are authorized or required by law or executive order to remain closed in Seoul, Korea.

      "Dongbu Electronics" means Dongbu Electronics Co., Ltd., a Korean company with its registered office located at Dongbu Financial Center, 891-10 Daechi-Dong, Gangnam-Ku, Seoul, Korea.

      "Encumbrances" means any lien, pledge, mortgage, security interest, charge or other encumbrance.

      "Government Approval" means any approval, consent or authorization from, registration or filing with, notice to, or license, permit or certification from, any Government Authority. Government Approvals with respect to any action to be taken by any Party hereunder means such Government Approvals as are required for the action under applicable Law.

      "Government Authority" means any national, provincial, local or foreign government, governmental, regulatory or administrative authority or agency, or tribunal, court, or other judicial or arbitral body.

      "GSM" means the general shareholders' meeting of the Company, duly constituted from time to time.

      "Korea" means the Republic of Korea.

      "KRW" means the Korean Won, the lawful currency of Korea.

      "Law" means any (i) national, provincial, state, or local statutes, regulations, ordinances, rules, codes, judgments, awards, orders or policies of Government Authorities, terms and conditions of Government Approvals, and any other rules, standards or specifications having the force or effect of law, whether Korean or foreign; and (ii) treaties, conventions, protocols and other promulgations having transnational legal effect.


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      "Person" means any entity, corporation, company, partnership, association, trust, organization, Government Authority or individual.

      "Share Purchase Closing" means the consummation of the Share Sale and Purchase.

      "Shares" means the shares of common stock of the Company, having par value of KRW5,000 each, with full voting rights.

      "Share Subscription Closing" means the consummation of the Share Subscription.

      "Texas Instruments" means Texas Instruments Incorporated, a Delaware corporation with a place of business at 13500 North Central Expressway, Dallas, Texas, 75265.

1.2 Except where the context otherwise requires, the masculine gender shall include the feminine and neuter and the singular shall include the plural and vice versa and references to persons include bodies corporate and incorporate.

1.3 References in this Agreement to Articles, Sections and Schedules shall refer to the articles, sections and schedules of this Agreement, and the same shall form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.4 Headings of Articles in this Agreement are for convenience only and do not substantively affect the terms of this Agreement.

ARTICLE 2. GENERAL

2.1 Each of the Shareholders shall at all times vote any Shares owned by it, instruct any BOD members nominated by it and exercise any other powers of control in relation to the Company (as shareholder, director, officer or otherwise) in a timely manner so as to give full effect to, and to cause the Company to comply with, the provisions of this Agreement and to ensure that the AOI do not, at any time hereafter, conflict in any respect with the provisions of this Agreement.

2.2 The Shareholders shall within 7 days after the payment of the Interim Payment (as defined in the Sale Share and Purchase Agreement) commence the procedures to convene a GSM as soon as possible after the execution of this Agreement so that such GSM may be held without delay after both the Share Purchase Closing and the Share Subscription Closing have occurred, for the purpose of electing directors of the Company in accordance with the terms of this Agreement.

2.3 The Shareholders shall meet before any GSM to agree with respect to how to exercise their voting rights at such GSM in accordance with this Agreement, provided that in the case of a GSM voluntarily convened by the Board, the Shareholders shall vote their Shares to effect the proposals to the GSM as determined by the Board.

2.4 Dongbu Corporation, Dongbu Fire and Dongbu Life acknowledge that they have collectively authorized Dongbu Corporation to act as their representative to facilitate convenience of communications between the Parties. All actions of Dongbu


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      Corporation, including the giving and receiving of notices, notification of determinations or waivers of any matter and any other action taken or purported to be taken with the consent of Dongbu Fire and Dongbu Life, shall be binding on Dongbu, and ATI may rely thereon. Dongbu may change the party which will act as their representative hereunder by written notice to ATI. Nothing herein is intended to constitute Dongbu Corporation or any other representative the agent of the other parties except for the purposes set forth in this Section.

ARTICLE 3. BOARD OF DIRECTORS AND OFFICERS

3.1 On and from the GSM first held after both the Share Purchase Closing and the Share Subscription Closing have occurred and until the earlier of (i) the second anniversary of the date of the above GSM and (ii) date on which ATI's shareholding in the Company becomes less than 10% of all issued and outstanding Shares, each Shareholder shall vote its Shares at any GSM called for the purpose of filling the positions on the BOD and take all other actions necessary to ensure that the Company shall have a total of 7 directors, out of whom 3 directors shall be nominated by ATI or its designee and 4 directors shall be nominated by Dongbu. One director nominated by ATI or its designee and one director nominated by Dongbu shall qualify as independent outside directors under Korean securities laws. One director nominated by ATI shall oversee the securities offerings and M&A transactions of the Company and its subsidiaries.

3.2 After the earlier of (i) the second anniversary of the date of the above GSM and (ii) date on which ATI's shareholding in the Company becomes less than 10% of all issued and outstanding Shares, each Shareholder shall vote its Shares at any GSM called for the purpose of filling the positions on the BOD and take all other actions necessary to ensure that the Company shall have a total of 7 directors, out of whom 2 directors shall be nominated by ATI or its designee and 5 directors shall be nominated by Dongbu. One director nominated by ATI or its designee and one director nominated by Dongbu shall qualify as independent outside directors under Korean securities laws. One director nominated by ATI shall oversee the securities offerings and M&A transactions of the Company and its subsidiaries.

3.3 On and from the GSM first held after both the Share Purchase Closing and the Share Subscription Closing have occurred, each Shareholder shall take all reasonable actions, including voting of its Shares and instructing directors nominated by it, to appoint (i) as the Chief Executive Officer of the Company a person designated by Dongbu and (ii) as the Chief Operating Officer of the Company a person designated by Dongbu with the agreement of ATI.

3.4 In addition to any other resolutions or approvals required under applicable Law or under the AOI, the special resolution of the BOD, which shall be adopted by affirmative votes of at least 5 directors, shall be required for the Company to take any of the following actions:

      (a)   any merger, consolidation, comprehensive share transfer (under
            Article 360-15 of the Korean Commercial Code) or comprehensive share exchange (under Article


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            360-2 of the Korean Commercial Code) with or into any Person
            (regardless of whether or not the Company is the surviving entity), or acquisition of all or substantially all the assets or more than 50% of the capital stock of any Person;

      (b) any creation or issuance of Shares or any creation or issuance of rights to subscribe for Shares, including any options, bonds or other instruments convertible or exercisable for Shares; or

      (c) any transaction, whose contract value together with that of all other transactions described in this clause (c) of Article 3.4 in a fiscal year exceeds KRW50,000,000,000, between the Company and its directors, officers, employees, major shareholders or affiliates or directors, officers, employees of an affiliate or any major shareholders or affiliates or directors, officers or employees of an affiliate or any major shareholder; provided that (i) employment contracts in the ordinary course of business, (ii) such transactions which are on an arm's length basis and normal commercial terms, including but not limited to any transaction related to the termination of the Foundry Agreement in accordance with Article 4.3 hereof and (iii) any transactions between the Company and Dongbu Electronics shall be excluded.

3.5 Effective on the date of the GSM to be held pursuant to Section 3.1 hereof, the Parties agree that (A) they shall, and they shall use their best efforts to cause the Company to, release to the fullest extent permitted by law, the chairman, directors and officers (with the title of non-registered director or higher) of the Company, either past or incumbent ("Indemnified Persons"), from any and all liabilities, costs or expenses which may arise (i) from any matters occurring since January 1, 1995 until the Closing Date of this Agreement, the consequences of which are reflected in the financial statements of the Company, up to December 31, 2001 and (ii) from the contingent liabilities as shown in the financial statement of the Company dated as of December 31, 2001, and (B) they shall use their best efforts to cause the Company to provide indemnity to said Indemnified Persons to the fullest extent permitted by law with respect to any third party claims related to the aforementioned liabilities. The Parties agree that they shall cause the Company to waive any subrogation rights, whether arising at law or in equity, against the Indemnified Persons if the legal grounds or basis for such subrogation occurred prior to the Closing Date of this Agreement. Dongbu further agrees that effective on the date of the GSM to be held pursuant to
      Section 3.1 hereof, Dongbu will use its best efforts to cause the Company to give ATI a release to the fullest extent permitted by law from the Company from any and all liabilities to the Company as a result of having been a major shareholder of the Company, the consequences of which are reflected in the financial statements of the Company, up to December 31, 2001 (including but not limited to any matters related to the Foundry Agreement as defined in Article 4.3).

3.6 From the date of the GSM to be held pursuant to Section 3.1 hereof, Dongbu shall hold harmless and indemnify each director of the Company nominated by ATI from any and all liabilities, costs or expenses incurred in connection with any action, suit , claim or proceeding in which such director becomes involved by reason of the fact that such director is or was a director, employee, agent, or fiduciary of the Company or by reason of anything done or not done by such director in any such capacity; provided, however, that the foregoing indemnification shall not apply to actions taken pursuant to Section


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      3.4 hereto prior to the earlier of (i) the second anniversary of the date of the GSM to be held pursuant to Section 3.1 hereof and (ii) date on which ATI's shareholding in the Company becomes less than 10% of all issued and outstanding Shares.

3.7 As soon as practicable after both the Share Purchase Closing and the Share Subscription Closing have occurred, Dongbu shall cause a designee of ATI to be elected as a director of Dongbu Electronics.

ARTICLE 4. COVENANTS

4.1 The Parties shall make their reasonable best efforts to cause Dongbu Electronics and the Company to be merged as soon as practicable, under terms mutually satisfactory to the Shareholders and in compliance with all applicable Laws.

4.2 As soon as practicable after the election of directors pursuant to Article 3.1, the Parties shall cause the Company to apply all of the proceeds of the Share Subscription to purchase common shares issued by Dongbu Electronics. In connection with such purchase, Dongbu shall indemnify the directors and officers of the Company against any and all losses, claims, damages, liabilities or expenses (including reasonable legal fees and expenses) incurred by them as a result of any third party claim, action or suit arising from such purchase of common shares of Dongbu Electronics, including, but not limited to, claims, actions or suits alleging that such purchase, the structure of the transaction or the price paid for the shares of Dongbu Electronics was in violation of applicable Law.

4.3 As soon as practicable after the date hereof, the Parties shall begin discussing the terms under which the Foundry Agreement dated January 1, 1998 (the "Foundry Agreement") by and among ATI, Amkor Electronics, Inc., C.I.L. Limited (Cayman), Anam USA and the Company will be terminated. (ATI, Amkor Electronics, Inc. and C.I.L. Limited shall be referred to as the "Amkor Parties.") The Parties shall cause the Foundry Agreement to be terminated no later than September 30, 2002. In the event that the Parties and the parties to the Foundry Agreement cannot agree by September 10, 2002 on the terms and conditions under which the Foundry Agreement shall be terminated, the Parties shall within five days thereafter appoint an independent financial adviser mutually agreeable to the Parties, and such financial adviser shall determine the fair value of such Foundry Agreement to the Amkor Parties, with due consideration given to anticipated future business of the Company, including business with Texas Instruments. The Parties agree that the fair value of the Foundry Agreement to the Amkor Parties, as determined by the independent financial adviser as aforesaid, shall be paid to the Amkor Parties by the Company in consideration for their agreement to terminate the Foundry Agreement; provided such amount paid to the Amkor Parties shall not exceed US$65,000,000 and shall not be lower than US$45,000,000.

4.4 The Parties shall cause the Company, and Dongbu shall cause Dongbu Electronics, to grant to ATI the right of first refusal to package and test any wafers produced by the Company and Dongbu Electronics, unless otherwise specifically requested by customers of the Company or Dongbu Electronics, as the case may be. ATI shall make


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      all reasonable efforts to support the Company's marketing activities.

4.5   From the date hereof until the date of the GSM to be held pursuant to
      Section 3.1 hereof, ATI shall make its best efforts to cause the Company
      (i) not to issue any new Shares or securities convertible or exchangeable into, or which grant the right to purchase, new Shares and (ii) to conduct its business only in the ordinary course of business, consistent with past practice and not to enter into any extraordinary transactions which may have a material adverse effect on the Company.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

5.1 Each Party represents and warrants to the other Parties that the statements contained in this Section 5.1 are correct and complete in all material respects as of the date of this Agreement.

      (a) Organization. It is a corporation duly organized and existing under the laws of the jurisdiction of its organization.

      (b) Corporate Authorization. It has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. It has taken all requisite corporate action to execute, deliver and perform this Agreement, and no other corporate proceedings on its part are required in connection with its execution, delivery and performance of this Agreement.

      (c) Binding Effect. This Agreement has been duly executed and delivered by it. Assuming the due authorization, execution and delivery by the other Parties, this Agreement constitutes its legally binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally.

      (d) Non-Contravention. Its execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of its articles of incorporation or other organizational documents, (ii) violate, conflict with, or constitute a default under any material contract or other agreement or other instrument to which it is a party or by which it or its property is bound or (iii) violate or result in a breach of or constitute a default under any Law to which it is subject.

      (e) Governmental Consents and Approvals. Its execution and delivery of this Agreement, and its performance of its obligations hereunder, do not and will not require any material filing with, or clearance, consent or approval of, any Governmental Authority.

5.2   ATI represents and warrants to Dongbu that as of the date of this
      Agreement:

      (a) it is the legal and beneficial owner of 47,707,039 Shares and such Shares are validly issued, fully paid and non-assessable.


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      (b)   Other than this Agreement, there is no agreement, proxy or other understanding between ATI and any other person with respect to the exercise of voting or other rights of a shareholder of the Company nor, to the best knowledge of ATI, is there any such agreement among any other shareholder of the Company.

ARTICLE 6. NOTICE

6.1 Any notices given hereunder shall be in writing and shall be served by hand at, or by being sent by facsimile transmission or prepaid post to, the following addresses and numbers:

      To ATI:       Amkor Technology, Inc.
                    Address: 1345 Enterprise Drive
                             West Chester, Pennsylvania 19380
                             U.S.A

                    Fax:  1-610-431-7189
                    Attn: Kevin Heron, General Counsel

      To Dongbu:    Dongbu Corporation
                    Address: Dongbu Financial Center
                             891-10 Daechi-dong, Kangnam-ku
                             Seoul, Korea

                    Fax:  822-3484-2354
                    Attn: Woo Sup Baek (Chief of Legal Department)

6.2 Any such notice shall be deemed to be served at the time of delivery (if delivered by hand, by commercial courier or by post), or at the time of transmission (if served by facsimile). Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting. Without prejudice to the effectiveness thereof, a notice served by facsimile shall be confirmed promptly in writing delivered by hand or sent by commercial courier or prepaid post.

6.3 Any Party may, by 7 days written notice served to the aforesaid addresses of the other Party, change the address or facsimile number for service referred to above.

ARTICLE 7. MISCELLANEOUS

7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Korea.

7.2 Arbitration. Any dispute or claim arising out of or relating to this Agreement shall be resolved exclusively and finally by arbitration. The arbitration shall be conducted pursuant to the Rules of Arbitration of the International Chamber of Commerce. The


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      arbitral tribunal shall consist of 3 arbitrators. One arbitrator shall be appointed by ATI, one arbitrator shall be appointed by Dongbu and the 3rd arbitrator shall be appointed by mutual consent of the 2 arbitrators so appointed. The arbitration shall be conducted in Seoul, Korea. The language used in the arbitration shall be the English language. Any decision or award of the arbitral tribunal shall be final and binding upon the Parties. The Parties waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The Parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

7.3   Confidentiality of Information.

      (a) Each Party agrees to keep secret and confidential all information obtained pursuant to this Agreement from the other Parties. The Parties agree to take reasonable precautions, in a manner reasonably acceptable to the Party furnishing the information, in order to keep secret and confidential such information and to restrict its use outside and beyond the scope of this Agreement without the prior written consent of the party furnishing such information; provided, however, that any Party may disclose such information to any Party's advisors or to Government Authorities as is required to bring about the purposes intended by this Agreement and provided, further, that the above restrictions shall not apply to information:

            (i)   which was or becomes generally available to the public;

            (ii) which was or becomes known to the recipient without breach of this or any obligation of confidentiality;

            (iii) which is provided to Texas Instruments for the purpose of negotiating, entering into or amending contracts or other commercial arrangements; or

            (iv) the disclosure of which is required by Law or by a Government Authority.

            The term "information" shall mean any information concerning proprietary, confidential, trade secrets and other non-public information and data, including information concerning the property, operations and business of the Company or a Shareholder.

      (b) Each Party shall take reasonable steps to ensure that its directors, officers, employees, agent and advisers will comply in all respects with this Article 7.3.

      (c) In the event of termination of this Agreement pursuant to Article 7.3, each Party shall return to the other Party all information (and all reproductions, thereof) received from such Party.

7.4 Entire Agreement. This Agreement shall, as of the date of execution hereof, supersede all previous representations, understandings or agreements, oral or written, among the Parties with respect to the subject matter hereof.


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7.5   Waivers. No waiver by any Party of any breach or failure to comply with any provision of this Agreement shall be construed as, or constitute, a continuing waiver of such provision or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

7.6 Successors and Assigns. This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign any of its rights or delegate any of its duties under this Agreement without obtaining the prior consent of the other Parties. Dongbu may freely transfer their Shares to any of their affiliates, in which case such transferee shall become a party to this Agreement as a part of Dongbu.

7.7 Amendments. This Agreement may be amended or modified only by an instrument in writing duly executed by the Parties.

7.8 Severability of Provisions. If any term or provision of this Agreement is for any reason found invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any remaining portion, which shall remain in full force and effect as if the invalid portion was never a part of this Agreement when it was executed.

7.9 Language/Counterparts. This Agreement is written in the English language and may be executed in counterparts, each of which shall be deemed an original when executed and delivered, but all counterparts together shall constitute the same document. The English language text of this Agreement shall prevail over any translation thereof.

7.10 Term of Agreement. This Agreement shall become effective upon the Closing Date as defined in the Share Sale and Purchase Agreement and terminate upon the later of (i) the date on which ATI's shareholding in the Company becomes less than 3% of all issued and outstanding Shares and (ii) the third anniversary of the date hereof.

7.11 Termination. Notwithstanding the provisions of Article 7.10, either ATI or Dongbu, upon written notice to that effect to the other Party, shall have the right to terminate this Agreement at any time in the event that the other Party fails to observe the material provisions and conditions hereof and fails to correct any material default within 30 Business Days after the Party alleging such default has given written notice thereof.

7.12  Effect of Termination. In the event of termination of this Agreement under
      Article 7.10 or 7.11, this Agreement shall immediately, as from the date of such termination become void, except for Article 7. Nothing shall relieve any of the Parties from liability for actual damages resulting from a breach that leads to the termination of this Agreement pursuant to
      Article 7.11, provided that none of the Parties shall have any liability for speculative, unforeseeable, consequential, incidental or indirect damages resulting from any breach of this Agreement.

                           [signature page to follow]


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
IN WITNESS WHEREOF, the Parties executed this Agreement as of the date first above written.


AMKOR TECHNOLOGY, INC.

By       /s/   John Boruch
         ________________________
         Name: John Boruch
         Title: Chief Operating Officer and President


DONGBU CORPORATION

By       /s/   HO IK Paik
         ________________________
         Name: HO IK Paik
         Title: Representative Director


DONGBU FIRE INSURANCE CO., LTD.

By       /s/   Su Kwang Lee
         ________________________
         Name: Su Kwang Lee
         Title: Chief Executive Officer and President


DONGBU LIFE INSURANCE CO., LTD.

By       /s/   K.J. Chang
         ________________________
         Name: K.J. Chang
         Title: President


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